CERTIFICATIONS

Pursuant to 18 U.S.C. Section 1350

Each of the undersigned hereby certifies that to his knowledge the Annual Report on Form 10-K for the fiscal year ended February 3, 2006 of Dollar General Corporation (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ David A. Perdue
Name:	David A. Perdue
Title:	Chief Executive Officer
Date:	March 21, 2006

/s/ David M. Tehle
Name:	David M. Tehle
Title:	Chief Financial Officer
Date:	March 21, 2006